                            WINDSOR HILLS APARTMENTS
                                   ASCOT LANE
                              BLACKSBURG, VIRGINIA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 12, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: WINDSOR HILLS APARTMENTS
    ASCOT LANE
    BLACKSBURG, MONTGOMERY COUNTY, VIRGINIA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 300 units with a total of 270,855 square feet of rentable area. The improvements were built in 1970. The improvements are situated on 24.35 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 95% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 12, 2003 is:

                                  ($12,800,000)

                                           Respectfully submitted,
                                           AMERICAN APPRAISAL ASSOCIATES, INC.

                                           -s- Frank Fehribach
                                           ----------------------------------
July 2, 2003                               Frank Fehribach, MAI
#053272                                    Managing Principal, Real Estate Group
                                           Virginia Temporary Certified General
                                           Real Estate
                                           Appraiser #4001 007252

Report By:
Brian Johnson, MAI
Virginia Temporary Certification Pending

Assisted By:
Jonathan Hackerman

AMERICAN APPRAISAL ASSOCIATES, INC.                 TABLE OF CONTENTS PAGE 3
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ....................................................       4
Introduction..........................................................       9
Area Analysis.........................................................       11
Market Analysis.......................................................       14
Site Analysis.........................................................       16
Improvement Analysis..................................................       16
Highest and Best Use..................................................       17

                                    VALUATION

Valuation Procedure...................................................       18
Sales Comparison Approach.............................................       20
Income Capitalization Approach........................................       26
Reconciliation and Conclusion.........................................       38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                 EXECUTIVE SUMMARY PAGE 4
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                             Windsor Hills Apartments
LOCATION:                                  Ascot Lane
                                           Blacksburg, Virginia

INTENDED USE OF ASSIGNMENT:                Court Settlement
PURPOSE OF APPRAISAL:                      "As Is" Market Value of the Fee
                                           Simple Estate
INTEREST APPRAISED:                        Fee simple estate

DATE OF VALUE:                             May 12, 2003
DATE OF REPORT:                            July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                                    24.35 acres, or 1,060,686 square feet
  Assessor Parcel No.:                     3035-13950
  Floodplain:                              Community Panel No. 510100-0007 B
                                           (May 15, 1980) Flood Zone C, an area
                                           outside the floodplain.
  Zoning:                                  RM-48 (Medium Density Multi-Unit
                                           Residential)

BUILDING:
  No. of Units:                            300 Units
  Total NRA:                               270,855 Square Feet
  Average Unit Size:                       903 Square Feet
  Apartment Density:                       12.3 units per acre
  Year Built:                              1970

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION


                        Market Rent
            Square      -----------      Monthly      Annual
Unit Type    Feet    Per Unit   Per SF   Income       Income
--------------------------------------------------------------
1A10           736    $  490    $ 0.67   $ 25,480   $  305,760
1B10           836    $  520    $ 0.62   $ 13,520   $  162,240
2A10           946    $  590    $ 0.62   $ 66,670   $  800,040
2B10         1,046    $  600    $ 0.57   $ 23,400   $  280,800
3A15         1,114    $  700    $ 0.63   $ 24,500   $  294,000
3B15         1,214    $  790    $ 0.65   $  7,900   $   94,800
EA10           481    $  480    $ 1.00   $ 12,000   $  144,000
--------------------------------------------------------------
                                Total    $173,470   $2,081,640
==============================================================

OCCUPANCY:             95%
ECONOMIC LIFE:         45 YEARS

AMERICAN APPRAISAL ASSOCIATES, INC.                 EXECUTIVE SUMMARY PAGE 5
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

EFFECTIVE AGE:                       20 Years
REMAINING ECONOMIC LIFE:             25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS


                    [EXTERIOR - APARTMENT BUILDING PICTURE]

            [EXTERIOR - LANDSCAPE, APT. BUILDING & PARKING PICTURE]

                                    [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                 EXECUTIVE SUMMARY PAGE 6
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

PART TWO - ECONOMIC INDICATORS

                                                Amount          $/Unit
                                                ------          ------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION
Potential Rental Income                     $  2,081,640    $ 6,939
Effective Gross Income                      $  2,029,292    $ 6,764
Operating Expenses                          $    836,465    $ 2,788          41.2% of EGI
Net Operating Income:                       $  1,132,828    $ 3,776

Capitalization Rate                                 9.00%
DIRECT CAPITALIZATION VALUE                 $ 12,600,000*   $42,000 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                  10 years
2002 Economic Vacancy                                 10%
Stabilized Vacancy & Collection Loss:                  9%
Lease-up / Stabilization Period                      N/A
Terminal Capitalization Rate                        9.50%
Discount Rate                                      11.50%
Selling Costs                                       2.00%
Growth Rates:
  Income                                            3.00%
  Expenses:                                         3.00%
DISCOUNTED CASH FLOW VALUE                  $ 13,000,000*   $43,333 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $ 12,800,000    $42,667 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)        $31,071 to $50,000
  Range of Sales $/Unit (Adjusted)          $31,786 to $42,328
VALUE INDICATION - PRICE PER UNIT           $ 11,400,000*   $38,000 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales        5.27 to 6.23
  Selected EGIM for Subject                         5.90
  Subject's Projected EGI                   $  2,029,292
EGIM ANALYSIS CONCLUSION                    $ 12,000,000*   $40,000 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $ 12,600,000*   $42,000 / UNIT

RECONCILED SALES COMPARISON VALUE           $ 12,000,000    $40,000 / UNIT

---------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 8
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                            $ 11,400,000
  NOI Per Unit                              $ 12,600,000
  EGIM Multiplier                           $ 12,000,000
INDICATED VALUE BY SALES COMPARISON         $ 12,000,000    $40,000 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:             $ 12,600,000
  Discounted Cash Flow Method:              $ 13,000,000
INDICATED VALUE BY THE INCOME APPROACH      $ 12,800,000    $42,667 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:        $ 12,800,000    $42,667 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 9
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                                        INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at Ascot Lane, Blacksburg, Montgomery County, Virginia. Blacksburg identifies it as 3035-13950.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jonathan Hackerman on May 12, 2003. Brian Johnson, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. Jonathan Hackerman assisted Brian Johnson, MAI in the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Brian Johnson, MAI, and Jonathan Hackerman have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 12, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                       INTRODUCTION PAGE 10
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
     MARKETING PERIOD:     6 to 12 months
     EXPOSURE PERIOD:      6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Windsor Hills LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS PAGE 11
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Blacksburg, Virginia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being single family dwellings. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Route 723
West   - Route 460
South  - Virginia Tech
North  - Route 815

MAJOR EMPLOYERS

Major employers in the subject's area include Virginia Tech, Federal-Mogul Corp., Litton Poly-Scientific, Wolferine Gasket and Electo-Tech Corp. Virginia Tech employs approximately 37% of the labor market. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                              ------------------------------------------
CATEGORY                      1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS      MSA
------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                 9,291         33,774         45,850      237,283
5-Year Population                 10,759         35,769         48,297      241,504
% Change CY-5Y                      15.8%           5.9%           5.3%         1.8%
Annual Change CY-5Y                  3.2%           1.2%           1.1%         0.4%

HOUSEHOLDS
Current Households                 3,317         10,728         15,963       99,848
5-Year Projected Households        3,800         12,010         17,513      103,684
% Change CY - 5Y                    14.6%          12.0%           9.7%         3.8%
Annual Change CY-5Y                  2.9%           2.4%           1.9%         0.8%

INCOME TRENDS
Median Household Income        $  16,391      $  22,624      $  22,597     $ 37,185
Per Capita Income              $  12,219      $  14,004      $  15,127     $ 22,098
Average Household Income       $  33,390      $  44,346      $  43,385     $ 52,514

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                 AREA
                              ------------------------------------------
CATEGORY                      1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS      MSA
------------------------------------------------------------------------------------
HOUSING TRENDS

% of Households Renting          72.52%         60.74%         60.64%        29.34%
5-Year Projected % Renting       73.45%         62.11%         61.41%        29.05%

% of Households Owning           23.18%         34.16%         33.79%        64.45%
5-Year Projected % Owning        22.79%         33.36%         33.53%        65.02%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                      AREA ANALYSIS PAGE 13
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Vacant land
South - Single Family Dwelling
East  - Single Family Dwelling
West  - Single Family Dwelling

CONCLUSIONS

The subject is well located within the city of Blacksburg. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS PAGE 14
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                                 MARKET ANALYSIS

The subject property is located in the city of Blacksburg in Montgomery County. The overall pace of development in the subject's market is more or less stable. Foxridge Apartments started construction in 1973 and made its last add-on in 2000. Knollwood and Maple represent recent construction as they were built in 1999 and 2001, respectively. Maple Ridge consists of town homes, which are not necessarily comparable to the subject. Knollwood is newer but close in proximity to the subject. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period      Region     Submarket
--------------------------------
1Q99          4.6%        5.1%
1Q00          3.8%        3.7%
1Q01          4.0%        4.3%
1Q02          7.0%        6.6%
1Q03         10.3%       10.2%

Source: Carolina Real Data (Roanoke Market)

Occupancy trends in the subject's market are declining. Historically speaking, the subject's submarket has equated the overall market. There is no new construction, which will keep the occupancy rates at a high level. Also the large number of students, both undergraduate and graduate needing housing bode well for the local Blacksburg market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period   Region   % Change   Submarket   % Change
-------------------------------------------------
1Q99      $500        -        $ 468         -
1Q00      $517      3.4%       $ 481       2.8%
1Q01      $535      3.5%       $ 499       3.7%
1Q02      $565      5.6%       $ 511       2.4%
1Q03      $577      2.1%       $ 535       4.7%

Source: Carolina Real Data (Roanoke Market)

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS PAGE 15
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                             COMPETITIVE PROPERTIES

No.       Property Name              Units   Ocpy.   Year Built       Proximity to subject
---------------------------------------------------------------------------------------------
R-1       Chasewood Downs             276      95%      1966      2 miles west of the subject
R-2       Oakbridge Apartments        198     100%      1964      2 miles west of the subject
R-3       Terrace View Apartments     808      95%    1975-1992   2 miles west of subject
Subject   Windsor Hills Apartments    300      95%      1970

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION PAGE 16
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                                        PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   24.35 acres, or 1,060,686 square feet
  Shape                       Rectangular
  Topography                  Level to slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
    Community Panel           510100-0007 B, dated May 15, 1980
    Flood Zone                Zone C
  Zoning                      RM-48, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                         ASSESSED VALUE - 2003
                --------------------------------------   TAX RATE /   PROPERTY
PARCEL NUMBER      LAND        BUILDING       TOTAL      MILL RATE      TAXES
------------------------------------------------------------------------------
3035-13950      $1,217,500   $14,163,900   $15,381,400    0.00640     $98,440

IMPROVEMENT ANALYSIS
  Year Built                  1970
  Number of Units             300
  Net Rentable Area           270,855 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              sand volleyball, gym room, car wash, barbeque
                              equipment, meeting hall, laundry room, business
                              office, and parking area.

  Unit Amenities              Individual unit amenities include a balcony, cable
                              TV connection, and washer dryer connection.
                              Appliances available in each unit include
                              a refrigerator, stove, dishwasher, water heater,
                              garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION PAGE 17
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

Unit Mix:

                             Unit Area
Unit Type  Number of Units   (Sq. Ft.)
--------------------------------------
1A10             52              736
1B10             26              836
2A10            113              946
2B10             39            1,046
3A15             35            1,114
3B15             10            1,214
EA10             25              481

Overall Condition                   Average
Effective Age                       20 years
Economic Life                       45 years
Remaining Economic Life             25 years
Deferred Maintenance                None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1970 and consist of a 300-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                VALUATION PROCEDURE PAGE 18
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                VALUATION PROCEDURE PAGE 19
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 20
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                          COMPARABLE                       COMPARABLE
           DESCRIPTION                        SUBJECT                        I - 1                           I - 2
-----------------------------------------------------------------------------------------------------------------------------
Property Name                      Windsor Hills Apartments     Summit @ Roanoke                Cinnamon Ridge Apartments

LOCATION:
  Address                          Ascot Lane                   4500 Franklin Way               5143 Overland Drive

  City, State                      Blacksburg, Virginia         Roanoke, VA                     Roanoke, VA
  County                           Montgomery                   Roanoke                         Roanoke
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           270,855                      215,188                         118,318
  Year Built                       1970                         1988                            1976
  Number of Units                  300                          250                             140
  Unit Mix:                        Type                 Total   Type             Total          Type                Total
                                   1A10                   52    1Br/1Ba            92           1Br/1Ba               20
                                   1B10                   26    2Br/1Ba             8           2Br/1Ba               63
                                   2A10                  113    2Br/2Ba           126           3Br/1.5Ba              7
                                   2B10                   39    3Br/2Ba            24           2Br/1.5Ba             39
                                   3A15                   35                                    Efficiency            11
                                   3B15                   10
                                   EA10                   25

  Average Unit Size (SF)           903                          861                             845
  Land Area (Acre)                 24.3500                      32.2300                         10.3290
  Density (Units/Acre)             12.3                         7.8                             13.6
  Parking Ratio (Spaces/Unit)      1.49                         N/A                             1.66
  Parking Type (Gr., Cov., etc.)   Open                         Open                            Open
CONDITION:                         Good                         Good                            Good
APPEAL:                            Average                      Average                         Average
AMENITIES:
  Pool/Spa                         Yes/No                       Yes/No                          Yes/No
  Gym Room                         Yes                          Yes                             No
  Laundry Room                     Yes                          No                              No
  Secured Parking                  No                           No                              No
  Sport Courts                     Yes                          Yes                             Yes
  Washer/Dryer Connection          No                           Yes                             Yes

OCCUPANCY:                         95%                          93%                             99%
TRANSACTION DATA:

  Sale Date                                                     October, 2002                   July, 2000
  Sale Price ($)                                                $12,500,000                     $4,350,000
  Grantor                                                       Gray Property 1101, LLC         Charan Industries

  Grantee                                                       Colonial Court Apartments       Cinnamon Ridge Apts.

  Sale Documentation                                            N/A                             Book 1665 Page 1147
  Verification                                                  Area Appraiser                  Grantor
  Telephone Number
ESTIMATED PRO-FORMA:                                              Total $    $/Unit     $/SF     Total $    $/Unit      $/SF
------------------------------------------------------------------------------------------------------------------------------
  Potential Gross Income                                        $2,184,672   $ 8,739   $10.15     N/A
  Vacancy/Credit Loss                                           $  174,774   $   699   $ 0.81     N/A
                                                                --------------------------------------------------------------
  Effective Gross Income                                        $2,009,898   $ 8,040   $ 9.34   $795,827   $ 5,684      $6.73
  Operating Expenses                                            $  800,000   $ 3,200   $ 3.72   $428,664   $ 3,062      $3.62
                                                                --------------------------------------------------------------
  Net Operating Income                                          $1,209,898   $ 4,840   $ 5.62   $367,163   $ 2,623      $3.10
------------------------------------------------------------------------------------------------------------------------------
NOTES:

  PRICE PER UNIT                                                             $50,000                       $31,071
  PRICE PER SQUARE FOOT                                                      $ 58.09                       $ 36.77
  EXPENSE RATIO                                                                 39.8%                         53.9%
  EGIM                                                                          6.22                          5.47
  OVERALL CAP RATE                                                              9.68%                         8.44%
  Cap Rate based on Pro Forma or Actual Income?                              ACTUAL                        PRO FORMA

                                                COMPARABLE                   COMPARABLE
           DESCRIPTION                            I - 3                         I - 4
--------------------------------------------------------------------------------------------------
Property Name                           Craig Manor Apartments         Buck Run Apartments

LOCATION:
  Address                               128 Rutledge Drive             4689 Buck Run Square

  City, State                           Salem, VA                      Roanoke, VA
  County                                Roanoke                        Roanoke
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)                95,090                         90,816
  Year Built                            1973                           1990
  Number of Units                       108                            96
  Unit Mix:                             Type                 Total     Type                  Total
                                        1Br/1Ba                12      1Br/1Ba                 13
                                        2Br/1Ba                50      2Br/1Ba                 35
                                        2Br/2Ba                10      2Br/2Ba                 36
                                        3Bd/2Ba                36      3Bd/1.75Ba              12

  Average Unit Size (SF)                880                            946
  Land Area (Acre)                      5.5330                         6.2400
  Density (Units/Acre)                  19.5                           15.4
  Parking Ratio (Spaces/Unit)           N/A                            N/A
  Parking Type (Gr., Cov., etc.)        Open                           Open
CONDITION:                              Average                        Good
APPEAL:                                 Average                        Average
AMENITIES:
  Pool/Spa                              Yes/No                         Yes/No
  Gym Room                              No                             No
  Laundry Room                          Yes                            No
  Secured Parking                       No                             No
  Sport Courts                          No                             No
  Washer/Dryer Connection               Yes                            Yes

OCCUPANCY:                              90%                            94%
TRANSACTION DATA:
  Sale Date                             November, 2000                 March, 2002
  Sale Price ($)                        $3,450,000                     $4,300,000
  Grantor                               United Dominion Realty Trust   Timberline Condominium Assoc.

  Grantee                               Craig Manor Assoc., LLC        Sherwood Properties of VA

  Sale Documentation                    Book 338 Page 337              N/A
  Verification                          Area Appraiser                 Representative of Buyer
  Telephone Number
ESTIMATED PRO-FORMA:                     Total $    $/Unit     $/SF     Total $    $/Unit     $/SF
--------------------------------------------------------------------------------------------------
  Potential Gross Income                  N/A                          $734,000   $ 7,646    $8.08
  Vacancy/Credit Loss                     N/A                          $ 44,000   $   458    $0.48
                                        ----------------------------------------------------------
  Effective Gross Income                $655,000   $  6,065   $6.89    $690,000   $ 7,188    $7.60
  Operating Expenses                    $340,000   $  3,148   $3.58    $300,000   $ 3,125    $3.30
                                        ----------------------------------------------------------
  Net Operating Income                  $315,000   $  2,917   $3.31    $390,000   $ 4,063    $4.29
--------------------------------------------------------------------------------------------------
NOTES:

  PRICE PER UNIT                                   $31,944                        $44,792
  PRICE PER SQUARE FOOT                            $ 36.28                        $ 47.35
  EXPENSE RATIO                                       51.9%                          43.5%
  EGIM                                                5.27                           6.23
  OVERALL CAP RATE                                    9.13%                          9.07%
  Cap Rate based on Pro Forma or Actual Income?   PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $31,071 to $50,000 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $31,786 to $42,328 per unit with a mean or average adjusted price of $36,389 per unit. The median adjusted price is $35,721 per unit. Based on the following analysis, we have concluded to a value of $38,000 per unit, which results in an "as is" value of $11,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 23
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

SALES ADJUSTMENT GRID

                                                                        COMPARABLE                 COMPARABLE
            DESCRIPTION                        SUBJECT                    I - 1                      I - 2
---------------------------------------------------------------------------------------------------------------------
  Property Name                       Windsor Hills Apartments   Summit @ Roanoke           Cinnamon Ridge Apartments

  Address                             Ascot Lane                 4500 Franklin Way          5143 Overland Drive

  City                                Blacksburg, Virginia       Roanoke, VA                Roanoke, VA
  Sale Date                                                      October, 2002              July, 2000
  Sale Price ($)                                                 $12,500,000                $4,350,000
  Net Rentable Area (SF)              270,855                    215,188                    118,318
  Number of Units                     300                        250                        140
  Price Per Unit                                                 $50,000                    $31,071
  Year Built                          1970                       1988                       1976
  Land Area (Acre)                    24.3500                    32.2300                    10.3290
VALUE ADJUSTMENTS                           DESCRIPTION             DESCRIPTION      ADJ.      DESCRIPTION       ADJ.
  Property Rights Conveyed            Fee Simple Estate          Fee Simple Estate     0%   Fee Simple Estate      0%
  Financing                                                      Cash To Seller        0%   Cash To Seller         0%
  Conditions of Sale                                             Arm's Length          0%   Arm's Length           0%
  Date of Sale (Time)                                            October, 2002         3%   July, 2000            10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                       $51,500                    $34,179
  Location                                                       Superior             -5%   Superior              -5%
  Number of Units                     300                        250                  -3%   140                   -7%
  Quality / Appeal                    Good                       Superior            -10%   Comparable             0%
  Age / Condition                     1970                       1988 / Good          -5%   1976 / Good            0%
  Occupancy at Sale                   95%                        93%                   0%   99%                    0%
  Amenities                           Good                       Comparable            0%   Inferior               5%
  Average Unit Size (SF)              903                        861                   0%   845                    0%
PHYSICAL ADJUSTMENT                                                                  -23%                         -7%
FINAL ADJUSTED VALUE ($/UNIT)                                            $39,655                     $31,786

                                             COMPARABLE                   COMPARABLE
            DESCRIPTION                         I - 3                        I - 4
-------------------------------------------------------------------------------------------
  Property Name                       Craig Manor Apartments      Buck Run Apartments

  Address                             128 Rutledge Drive          4689 Buck Run Square

  City                                Salem, VA                   Roanoke, VA
  Sale Date                           November, 2000              March, 2002
  Sale Price ($)                      $3,450,000                  $4,300,000
  Net Rentable Area (SF)              95,090                      90,816
  Number of Units                     108                         96
  Price Per Unit                      $31,944                     $44,792
  Year Built                          1973                        1990
  Land Area (Acre)                    5.5330                      6.2400
VALUE ADJUSTMENTS                        DESCRIPTION      ADJ.       DESCRIPTION       ADJ.
  Property Rights Conveyed            Fee Simple Estate     0%    Fee Simple Estate      0%
  Financing                           Cash To Seller        0%    Cash To Seller         0%
  Conditions of Sale                  Arm's Length          0%    Arm's Length           0%
  Date of Sale (Time)                 November, 2000        7%    March, 2002            5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $34,181                      $47,031
  Location                            Superior             -5%    Superior              -5%
  Number of Units                     108                 -10%    96                   -10%
  Quality / Appeal                    Comparable            0%    Comparable             0%
  Age / Condition                     1973 / Average        0%    1990 / Good           -5%
  Occupancy at Sale                   90%                   3%    94%                    0%
  Amenities                           Inferior              5%    Inferior               5%
  Average Unit Size (SF)              880                   0%    946                    5%
PHYSICAL ADJUSTMENT                                        -7%                         -10%
FINAL ADJUSTED VALUE ($/UNIT)                 $31,788                      $42,328

SUMMARY

VALUE RANGE (PER UNIT)                $31,786       TO       $42,328
MEAN (PER UNIT)                       $36,389
MEDIAN (PER UNIT)                     $35,721
VALUE CONCLUSION (PER UNIT)           $38,000

VALUE OF IMPROVEMENT & MAIN SITE                    $11,400,000
  PV OF CONCESSIONS                                -$    19,000
VALUE INDICATED BY SALES COMPARISON APPROACH        $11,381,000
ROUNDED                                             $11,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                             NOI PER UNIT COMPARISON

                      SALE PRICE               NOI/        SUBJECT NOI
COMPARABLE   NO. OF   ----------            ----------   --------------   ADJUSTMENT    INDICATED
    NO.      UNITS    PRICE/UNIT     OAR     NOI/UNIT    SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
-------------------------------------------------------------------------------------------------
   I-1         250    $12,500,000   9.68%   $1,209,898     $1,132,828       0.780       $ 39,013
                      $    50,000           $    4,840     $    3,776
   I-2         140    $ 4,350,000   8.44%   $  367,163     $1,132,828       1.440       $ 44,738
                      $    31,071           $    2,623     $    3,776
   I-3         108    $ 3,450,000   9.13%   $  315,000     $1,132,828       1.295       $ 41,357
                      $    31,944           $    2,917     $    3,776
   I-4          96    $ 4,300,000   9.07%   $  390,000     $1,132,828       0.929       $ 41,634
                      $    44,792           $    4,063     $    3,776

                                   PRICE/UNIT

Low           High      Average     Median
$39,013     $44,738     $41,685     $41,496

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                            $    42,000
                                                    -----------
Number of Units                                             300

Value                                               $12,600,000
  PV of Concessions                                -$    19,000
                                                    -----------
Value Based on NOI Analysis                         $12,581,000
                                      Rounded       $12,600,000

The adjusted sales indicate a range of value between $39,013 and $44,738 per unit, with an average of $41,685 per unit. Based on the subject's competitive position within the improved sales, a value of $42,000 per unit is estimated. This indicates an "as is" market value of $12,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 25
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  ----------     EFFECTIVE    OPERATING               SUBJECT
   NO.       UNITS  PRICE/UNIT   GROSS INCOME    EXPENSE     OER     PROJECTED OER   EGIM
-----------------------------------------------------------------------------------------
   I-1        250   $12,500,000   $2,009,898    $ 800,000   39.80%                   6.22
                    $    50,000
   I-2        140   $ 4,350,000   $  795,827    $ 428,664   53.86%                   5.47
                    $    31,071                                         41.22%
   I-3        108   $ 3,450,000   $  655,000    $ 340,000   51.91%                   5.27
                    $    31,944
   I-4        96    $ 4,300,000   $  690,000    $ 300,000   43.48%                   6.23
                    $    44,792

                                      EGIM

Low         High        Average     Median
5.27        6.23          5.80      5.84

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                              5.90
                                                    -----------
Subject EGI                                         $ 2,029,292

Value                                               $11,972,825
    PV of Concessions                              -$    19,000
                                                    -----------
Value Based on EGIM Analysis                        $11,953,825
                              Rounded               $12,000,000
                    Value Per Unit                  $    40,000

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 41.22% before reserves. The comparable sales indicate a range of expense ratios from 39.80% to 53.86%, while their EGIMs range from 5.27 to 6.23. Overall, we conclude to an EGIM of 5.90, which results in an "as is" value estimate in the EGIM Analysis of $12,000,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $12,000,000.

Price Per Unit                        $11,400,000
NOI Per Unit                          $12,600,000
EGIM Analysis                         $12,000,000

Sales Comparison Conclusion           $12,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                             Average
            Unit Area  -----------------
Unit Type   (Sq. Ft.)  Per Unit  Per SF  %Occupied
--------------------------------------------------
1A10            736     $ 502    $ 0.68    100.0%
1B10            836     $ 535    $ 0.64     89.0%
2A10            946     $ 602    $ 0.64     92.9%
2B10           1046     $ 619    $ 0.59     89.7%
3A15           1114     $ 715    $ 0.64     97.1%
3B15           1214     $ 811    $ 0.67    100.0%
EA10            481     $ 494    $ 1.03    100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 28
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                                  RENT ANALYSIS

                                                                            COMPARABLE RENTS
                                                          ------------------------------------------------
                                                                R-1                 R-2            R-3
                                                          ------------------------------------------------
                                                                                                 Terrace
                                                              Chasewood          Oakbridge         View
                                                                Downs            Apartments     Apartments
                                                          ------------------------------------------------
                                        SUBJECT  SUBJECT                COMPARISON TO SUBJECT
                          SUBJECT UNIT  ACTUAL   ASKING   ------------------------------------------------
DESCRIPTION                   TYPE       RENT     RENT    Slightly Superior  Slightly Inferior  Similar
----------------------------------------------------------------------------------------------------------
Monthly Rent                  1A10      $   502  $   793        $  505             $  500        $ 545
Unit Area (SF)                              736      736           571                500          600
Monthly Rent Per Sq. Ft.                $  0.68  $  1.08        $ 0.88             $ 1.00        $0.91
                                         -
Monthly Rent                  1B10      $   535  $   798                                         $ 580
Unit Area (SF)                              836      836                                           635
Monthly Rent Per Sq. Ft.                $  0.64  $  0.95                                         $0.91

Monthly Rent                  2A10      $   602  $   868        $  610             $  600        $ 640
Unit Area (SF)                              946      946           846                650          678
Monthly Rent Per Sq. Ft.                $  0.64  $  0.92        $ 0.72             $ 0.92        $0.94

Monthly Rent                  2B10      $   619  $   973                           $  640        $ 675
Unit Area (SF)                            1,046    1,046                              660          725
Monthly Rent Per Sq. Ft.                $  0.59  $  0.93                           $ 0.97        $0.93

Monthly Rent                  3A15      $   715  $   968        $  765                           $ 743
Unit Area (SF)                           1 ,114    1,114         1,010                             862
Monthly Rent Per Sq. Ft.                $  0.64  $  0.87        $ 0.76                           $0.86

Monthly Rent                  3B15      $   811  $ 1,055                                         $ 813
Unit Area (SF)                            1,214    1,214                                           962
Monthly Rent Per Sq. Ft.                $  0.67  $  0.87                                         $0.85

Monthly Rent                  EA10      $   494                 $  360
Unit Area (SF)                              481      481           302
Monthly Rent Per Sq. Ft.                $  1.03                 $ 1.19

DESCRIPTION                MIN      MAX   MEDIAN  AVERAGE
---------------------------------------------------------
Monthly Rent              $  500  $  545  $  505   $ 517
Unit Area (SF)               500     600     571     557
Monthly Rent Per Sq. Ft.  $ 0.88  $ 1.00  $ 0.91   $0.93

Monthly Rent              $  580  $  580  $  580   $ 580
Unit Area (SF)               635     635     635     635
Monthly Rent Per Sq. Ft.  $ 0.91  $ 0.91  $ 0.91   $0.91

Monthly Rent              $  600  $  640  $  610   $ 617
Unit Area (SF)               650     846     678     725
Monthly Rent Per Sq. Ft.  $ 0.72  $ 0.94  $ 0.92   $0.86

Monthly Rent              $  640  $  675  $  658   $ 658
Unit Area (SF)               660     725     693     693
Monthly Rent Per Sq. Ft.  $ 0.93  $ 0.97  $ 0.95   $0.95

Monthly Rent              $  743  $  765  $  754   $ 754
Unit Area (SF)               862   1,010     936     936
Monthly Rent Per Sq. Ft.  $ 0.76  $ 0.86  $ 0.81   $0.81

Monthly Rent              $  813  $  813  $  813   $ 813
Unit Area (SF)               962     962     962     962
Monthly Rent Per Sq. Ft.  $ 0.85  $ 0.85  $ 0.85   $0.85

Monthly Rent              $  360  $  360  $  360   $ 360
Unit Area (SF)               302     302     302     302
Monthly Rent Per Sq. Ft.  $ 1.19  $ 1.19  $ 1.19   $1.19

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                            Market Rent
                             Unit Area   -----------------    Monthly       Annual
Unit Type   Number of Units  (Sq. Ft.)   Per Unit   Per SF    Income        Income
------------------------------------------------------------------------------------
1A10               52            736      $  490    $ 0.67   $   25,480   $  305,760
1B10               26            836      $  520    $ 0.62   $   13,520   $  162,240
2A10              113            946      $  590    $ 0.62   $   66,670   $  800,040
2B10               39          1,046      $  600    $ 0.57   $   23,400   $  280,800
3A15               35          1,114      $  700    $ 0.63   $   24,500   $  294,000
3B15               10          1,214      $  790    $ 0.65   $    7,900   $   94,800
EA10               25            481      $  480    $ 1.00   $   12,000   $  144,000
                                                             ----------   ----------
                                                     Total   $  173,470   $2,081,640
                                                             ==========   ==========

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 29
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 30
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                  FISCAL YEAR     2000     FISCAL YEAR     2001     FISCAL YEAR     2002
                                  ----------------------   ----------------------   ----------------------
                                           ACTUAL                   ACTUAL                   ACTUAL
                                  ----------------------   ----------------------   ----------------------
         DESCRIPTION                TOTAL       PER UNIT      TOTAL      PER UNIT      TOTAL      PER UNIT
----------------------------------------------------------------------------------------------------------
Revenues
    Rental Income                 $2,022,142   $   6,740   $2,092,337   $   6,974   $2,155,432   $   7,185

    Vacancy                       $  106,224   $     354   $  121,996   $     407   $  194,861   $     650
    Credit Loss/Concessions       $   27,641   $      92   $   27,126   $      90   $   23,782   $      79
                                  ------------------------------------------------------------------------
          Subtotal                $  133,865   $     446   $  149,122   $     497   $  218,643   $     729

    Laundry Income                $   26,180   $      87   $   24,181   $      81   $   34,158   $     114
    Garage Revenue                $        0   $       0   $        0   $       0   $        0   $       0
    Other Misc. Revenue           $   70,923   $     236   $   72,929   $     243   $  102,156   $     341
                                  ------------------------------------------------------------------------
          Subtotal Other Income   $   97,103   $     324   $   97,110   $     324   $  136,314   $     454
                                  ------------------------------------------------------------------------

Effective Gross Income            $1,985,380   $   6,618   $2,040,325   $   6,801   $2,073,103   $   6,910

Operating Expenses
    Taxes                         $   91,900   $     306   $   98,391   $     328   $  105,877   $     353
    Insurance                     $   15,459   $      52   $   18,325   $      61   $   30,182   $     101
    Utilities                     $  122,416   $     408   $  142,840   $     476   $  130,902   $     436
    Repair & Maintenance          $   47,439   $     158   $   63,037   $     210   $   30,993   $     103
    Cleaning                      $   73,525   $     245   $   78,497   $     262   $   81,245   $     271
    Landscaping                   $  107,055   $     357   $  100,470   $     335   $   99,580   $     332
    Security                      $        0   $       0   $        0   $       0   $        0   $       0
    Marketing & Leasing           $   12,299   $      41   $   14,226   $      47   $   14,763   $      49
    General Administrative        $   36,055   $     120   $   27,206   $      91   $   31,438   $     105
    Management                    $  101,419   $     338   $  107,867   $     360   $  105,150   $     351
    Miscellaneous                 $  186,787   $     623   $  237,390   $     791   $  228,052   $     760
                                  ------------------------------------------------------------------------
Total Operating Expenses          $  794,354   $   2,648   $  888,249   $   2,961   $  858,182   $   2,861

    Reserves                      $        0   $       0   $        0   $       0   $        0   $       0
                                  ------------------------------------------------------------------------
Net Income                        $1,191,026   $   3,970   $1,152,076   $   3,840   $1,214,921   $   4,050
                                  ------------------------------------------------------------------------

                                  FISCAL YEAR     2003     ANNUALIZED     2003
                                  ----------------------   ---------------------
                                     MANAGEMENT BUDGET           PROJECTION                AAA PROJECTION
                                  ----------------------   ---------------------   -----------------------------
         DESCRIPTION                TOTAL       PER UNIT     TOTAL      PER UNIT      TOTAL     PER UNIT     %
----------------------------------------------------------------------------------------------------------------
Revenues
    Rental Income                 $2,196,812   $   7,323   $2,175,484  $   7,252   $2,081,640  $   6,939  100.0%

    Vacancy                       $  187,753   $     626   $  151,724  $     506   $  156,123  $     520    7.5%
    Credit Loss/Concessions       $   25,758   $      86   $   24,884  $      83   $   31,225  $     104    1.5%
                                  ------------------------------------------------------------------------------
          Subtotal                $  213,511   $     712   $  176,608  $     589   $  187,348  $     624    9.0%

    Laundry Income                $   14,112   $      47   $   41,964  $     140   $   30,000  $     100    1.4%
    Garage Revenue                $        0   $       0   $        0  $       0   $        0  $       0    0.0%
    Other Misc. Revenue           $   94,777   $     316   $  142,240  $     474   $  105,000  $     350    5.0%
                                  ------------------------------------------------------------------------------
          Subtotal Other Income   $  108,889   $     363   $  184,204  $     614   $  135,000  $     450    6.5%

                                  ------------------------------------------------------------------------------
Effective Gross Income            $2,092,190   $   6,974   $2,183,080  $   7,277   $2,029,292  $   6,764  100.0%

Operating Expenses
    Taxes                         $  101,068   $     337   $  101,232  $     337   $  102,000  $     340    5.0%
    Insurance                     $   34,103   $     114   $   32,596  $     109   $   33,000  $     110    1.6%
    Utilities                     $  128,817   $     429   $  147,656  $     492   $  127,500  $     425    6.3%
    Repair & Maintenance          $   37,487   $     125   $   32,612  $     109   $   33,000  $     110    1.6%
    Cleaning                      $   84,961   $     283   $   33,464  $     112   $   75,000  $     250    3.7%
    Landscaping                   $  112,234   $     374   $   98,928  $     330   $  102,000  $     340    5.0%
    Security                      $        0   $       0   $        0  $       0   $        0  $       0    0.0%
    Marketing & Leasing           $   15,165   $      51   $   22,292  $      74   $   15,000  $      50    0.7%
    General Administrative        $   30,044   $     100   $   31,292  $     104   $   30,000  $     100    1.5%
    Management                    $   97,284   $     324   $  107,648  $     359   $  101,465  $     338    5.0%
    Miscellaneous                 $  207,998   $     693   $  182,952  $     610   $  217,500  $     725   10.7%
                                  ------------------------------------------------------------------------------
Total Operating Expenses          $  849,161   $   2,831   $  790,672  $   2,636   $  836,465  $   2,788   41.2%

    Reserves                      $        0   $       0   $        0  $       0   $   60,000  $     200    7.2%

                                  ------------------------------------------------------------------------------
Net Income                        $1,243,029   $   4,143   $1,392,408  $   4,641   $1,132,828  $   3,776   55.8%
                                  ------------------------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 31
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
            ------------------------------------------------
                 GOING-IN                    TERMINAL
            ------------------------------------------------
             LOW           HIGH        LOW            HIGH
------------------------------------------------------------
RANGE       6.00%         10.00%      7.00%          10.00%
AVERAGE             8.14%                      8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 32
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE        OCCUP.   PRICE/UNIT    OAR
--------------------------------------------------------
I-1         October, 2002      93%     $ 50,000    9.68%
I-2           July, 2000       99%     $ 31,071    8.44%
I-3         November, 2000     90%     $ 31,944    9.13%
I-4          March, 2002       94%     $ 44,792    9.07%
I-5             Jan-00          0%                  N/A
                                       ----------------
                                           High    9.68%
                                       ----------------
                                            Low    8.44%
                                       ----------------
                                        Average    9.08%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $13,000,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 33
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 34
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

DISCOUNTED CASH FLOW ANALYSIS

                            WINDSOR HILLS APARTMENTS

                 YEAR                   APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
             FISCAL YEAR                   1             2             3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,081,640    $2,144,089    $2,208,412    $2,274,664    $2,342,904    $2,413,191

  Vacancy                              $  156,123    $  160,807    $  165,631    $  170,600    $  175,718    $  180,989
  Credit Loss                          $   31,225    $   32,161    $   33,126    $   34,120    $   35,144    $   36,198
  Concessions                          $   20,816    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  208,164    $  192,968    $  198,757    $  204,720    $  210,861    $  217,187

  Laundry Income                       $   30,000    $   30,900    $   31,827    $   32,782    $   33,765    $   34,778
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  105,000    $  108,150    $  111,395    $  114,736    $  118,178    $  121,724
                                       --------------------------------------------------------------------------------
    Subtotal Other Income              $  135,000    $  139,050    $  143,222    $  147,518    $  151,944    $  156,502

                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,008,476    $2,090,171    $2,152,876    $2,217,463    $2,283,986    $2,352,506

OPERATING EXPENSES:
  Taxes                                $  102,000    $  105,060    $  108,212    $  111,458    $  114,802    $  118,246
  Insurance                            $   33,000    $   33,990    $   35,010    $   36,060    $   37,142    $   38,256
  Utilities                            $  127,500    $  131,325    $  135,265    $  139,323    $  143,502    $  147,807
  Repair & Maintenance                 $   33,000    $   33,990    $   35,010    $   36,060    $   37,142    $   38,256
  Cleaning                             $   75,000    $   77,250    $   79,568    $   81,955    $   84,413    $   86,946
  Landscaping                          $  102,000    $  105,060    $  108,212    $  111,458    $  114,802    $  118,246
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   15,000    $   15,450    $   15,914    $   16,391    $   16,883    $   17,389
  General Administrative               $   30,000    $   30,900    $   31,827    $   32,782    $   33,765    $   34,778
  Management                           $  100,424    $  104,509    $  107,644    $  110,873    $  114,199    $  117,625
  Miscellaneous                        $  217,500    $  224,025    $  230,746    $  237,668    $  244,798    $  252,142

                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  835,424    $  861,559    $  887,405    $  914,027    $  941,448    $  969,692

  Reserves                             $   60,000    $   61,800    $   63,654    $   65,564    $   67,531    $   69,556

                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $1,113,052    $1,166,813    $1,201,817    $1,237,872    $1,275,008    $1,313,258

  Operating Expense Ratio (% of EGI)         41.6%         41.2%         41.2%         41.2%         41.2%         41.2%
  Operating Expense Per Unit           $    2,785    $    2,872    $    2,958    $    3,047    $    3,138    $    3,232

                 YEAR                   APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
             FISCAL YEAR                   7             8             9             10            11
----------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,485,587    $2,560,155    $2,636,959    $2,716,068    $2,797,550

  Vacancy                              $  186,419    $  192,012    $  197,772    $  203,705    $  209,816
  Credit Loss                          $   37,284    $   38,402    $   39,554    $   40,741    $   41,963
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  223,703    $  230,414    $  237,326    $  244,446    $  251,780

  Laundry Income                       $   35,822    $   36,896    $   38,003    $   39,143    $   40,317
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  125,375    $  129,137    $  133,011    $  137,001    $  141,111
                                       ------------------------------------------------------------------
    Subtotal Other Income              $  161,197    $  166,033    $  171,014    $  176,144    $  181,429

                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,423,081    $2,495,774    $2,570,647    $2,647,766    $2,727,199

OPERATING EXPENSES:
  Taxes                                $  121,793    $  125,447    $  129,211    $  133,087    $  137,079
  Insurance                            $   39,404    $   40,586    $   41,803    $   43,058    $   44,349
  Utilities                            $  152,242    $  156,809    $  161,513    $  166,359    $  171,349
  Repair & Maintenance                 $   39,404    $   40,586    $   41,803    $   43,058    $   44,349
  Cleaning                             $   89,554    $   92,241    $   95,008    $   97,858    $  100,794
  Landscaping                          $  121,793    $  125,447    $  129,211    $  133,087    $  137,079
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   17,911    $   18,448    $   19,002    $   19,572    $   20,159
  General Administrative               $   35,822    $   36,896    $   38,003    $   39,143    $   40,317
  Management                           $  121,154    $  124,789    $  128,532    $  132,388    $  136,360
  Miscellaneous                        $  259,706    $  267,498    $  275,522    $  283,788    $  292,302

                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  998,783    $1,028,746    $1,059,608    $1,091,397    $1,124,139

  Reserves                             $   71,643    $   73,792    $   76,006    $   78,286    $   80,635

                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $1,352,656    $1,393,235    $1,435,032    $1,478,083    $1,522,426

  Operating Expense Ratio (% of EGI)         41.2%         41.2%         41.2%         41.2%         41.2%
  Operating Expense Per Unit           $    3,329    $    3,429    $    3,532    $    3,638    $    3,747

                                                               Gross Residual Sale Price $16,025,535  Deferred
                                                                                                           Maintenance   $         0
Estimated Stabilized NOI $1,132,828  Sales Expense Rate  2.00%  Less: Sales Expense      $   320,511  Add: Excess Land   $         0
                                                                                         -----------
Months to Stabilized              1  Discount Rate      11.50% Net Residual Sale Price   $15,705,024  Other Adjustments  $         0
                                                                                                                         -----------
Stabilized Occupancy           92.5% Terminal Cap Rate   9.50% PV of Reversion           $ 5,287,982  Value Indicated By $13,026,660
                                                                                                           "DCF"
                                                               Add: NPV of NOI           $ 7,738,679
                                                                                         -----------
                                                               PV Total                  $13,026,660             Rounded $13,000,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                        DISCOUNT RATE
                             -------------------------------------------------------------------
TOTAL VALUE                     11.00%        11.25%        11.50%        11.75%        12.00%
------------------------------------------------------------------------------------------------
TERMINAL CAP RATE    9.00%   $13,761,735   $13,538,662   $13,320,437   $13,106,940   $12,898,051
                     9.25%   $13,603,941   $13,384,379   $13,169,579   $12,959,422   $12,753,793
                     9.50%   $13,454,453   $13,238,216   $13,026,660   $12,819,669   $12,617,129
                     9.75%   $13,312,631   $13,099,549   $12,891,071   $12,687,083   $12,487,472
                    10.00%   $13,177,900   $12,967,815   $12,762,261   $12,561,126   $12,364,299

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 35
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $19,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 36
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                            WINDSOR HILLS APARTMENTS

                                                   TOTAL        PER SQ. FT.     PER UNIT      %OF EGI
-----------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                    $  2,081,640    $       7.69   $      6,939

  Less: Vacancy & Collection Loss      9.00%   $    187,348    $       0.69   $        624

  Plus: Other Income
    Laundry Income                             $     30,000    $       0.11   $        100     1.48%
    Garage Revenue                             $          0    $       0.00   $          0     0.00%
    Other Misc. Revenue                        $    105,000    $       0.39   $        350     5.17%
                                               ----------------------------------------------------
      Subtotal Other Income                    $    135,000    $       0.50   $        450     6.65%

EFFECTIVE GROSS INCOME                         $  2,029,292    $       7.49   $      6,764

OPERATING EXPENSES:
  Taxes                                        $    102,000    $       0.38   $        340     5.03%
  Insurance                                    $     33,000    $       0.12   $        110     1.63%
  Utilities                                    $    127,500    $       0.47   $        425     6.28%
  Repair & Maintenance                         $     33,000    $       0.12   $        110     1.63%
  Cleaning                                     $     75,000    $       0.28   $        250     3.70%
  Landscaping                                  $    102,000    $       0.38   $        340     5.03%
  Security                                     $          0    $       0.00   $          0     0.00%
  Marketing & Leasing                          $     15,000    $       0.06   $         50     0.74%
  General Administrative                       $     30,000    $       0.11   $        100     1.48%
  Management                           5.00%   $    101,465    $       0.37   $        338     5.00%
  Miscellaneous                                $    217,500    $       0.80   $        725    10.72%

TOTAL OPERATING EXPENSES                       $    836,465    $       3.09   $      2,788    41.22%

  Reserves                                     $     60,000    $       0.22   $        200     2.96%

                                               ----------------------------------------------------
NET OPERATING INCOME                           $  1,132,828    $       4.18   $      3,776    55.82%

  "GOING IN" CAPITALIZATION RATE                       9.00%

  VALUE INDICATION                             $ 12,586,975    $      46.47   $     41,957

  PV OF CONCESSIONS                            ($    19,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)           $ 12,567,975

                             ROUNDED           $ 12,600,000    $      46.52   $     42,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE        ROUNDED      $/UNIT      $/SF
-----------------------------------------------------------
 8.25%      $13,712,246    $13,700,000    $45,667    $50.58
 8.50%      $13,308,386    $13,300,000    $44,333    $49.10
 8.75%      $12,927,603    $12,900,000    $43,000    $47.63
 9.00%      $12,567,975    $12,600,000    $42,000    $46.52
 9.25%      $12,227,787    $12,200,000    $40,667    $45.04
 9.50%      $11,905,503    $11,900,000    $39,667    $43.93
 9.75%      $11,599,746    $11,600,000    $38,667    $42.83

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $12,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis         $13,000,000
Direct Capitalization Method          $12,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $12,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                         Not Utilized
Sales Comparison Approach             $12,000,000
Income Approach                       $12,800,000
Reconciled Value                      $12,800,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 12, 2003 the market value of the fee simple estate in the property is:

                                   $12,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                               SUBJECT PHOTOGRAPHS

                    [EXTERIOR - APARTMENT BUILDING PICTURE]

            [EXTERIOR - LANDSCAPE, APT. BUILDING & PARKING PICTURE]

                     [EXTERIOR - INTERIOR ROADWAY PICTURE]

                 [EXTERIOR - LANDSCAPING AND APRTMENT PICTURE]

                           [EXTERIOR - CAR WASH AREA]

                 [EXTERIOR - POOL AND BUSINESS OFFICE PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                           SUBJECT PHOTOGRAPHS

  [INTERIOR - LIVING ROOM PICTURE]              [INTERIOR - KITCHEN PICTURE]

    [INTERIOR - BEDROOM PICTURE]             [INTERIOR -FITNESS CENTER PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

  COMPARABLE I-1               COMPARABLE I-2                 COMPARABLE I-3
 SUMMIT @ ROANOKE         CINNAMON RIDGE APARTMENTS       CRAIG MANOR APARTMENTS
4500 Franklin Way            5143 Overland Drive            128 Rutledge Drive
   Roanoke, VA                   Roanoke, VA                    Salem, VA

    [PICTURE]                     [PICTURE]                     [PICTURE]

   COMPARABLE I-4
BUCK RUN APARTMENTS
4689 Buck Run Square
    Roanoke, VA

     [PICTURE]

        N/A                          N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                                                                                                      COMPARABLE
          DESCRIPTION                                 SUBJECT                                            R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Windsor Hills Apartments                          Chasewood Downs
  Management Company              Aimco                                             Chase Mgmt.
LOCATION:
  Address                         Ascot Lane                                        706 Appalachian Drive
  City, State                     Blacksburg, Virginia                              Blacksburg, VA
  County                          Montgomery                                        Montgomery
  Proximity to Subject                                                              2 miles west of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          270,855                                           174,078
  Year Built                      1970                                              1966
  Effective Age                   20                                                23
  Building Structure Type         Brick walls; asphalt shingle roof                 Brick veneer; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                              Open
  Number of Units                 300                                               276
  Unit Mix:                           Type                Unit  Qty.  Mo. Rent           Type                Unit  Qty.      Mo.
                                  1  1A10                  736   52     $502        1  1Bd/1Ba                571    72     $505
                                  2  1B10                  836   26     $535        3  2Bd/1Ba                846   180     $610
                                  3  2A10                  946  113     $602        5  3Bd/2Ba              1,010    18     $765
                                  4  2B10                1,046   39     $619        7  Efficiency             302     6     $360
                                  5  3A15                1,114   35     $715
                                  6  3B15                1,214   10     $811
                                  7  EA10                  481   25     $494

  Average Unit Size (SF)          903                                               773
  Unit Breakdown:                   Efficiency     8%       2-Bedroom    51%          Efficiency    2%         2-Bedroom     65%
                                    1-Bedroom     26%       3-Bedroom    15%          1-Bedroom    26%         3-Bedroom      7%
CONDITION:                        Good                                              Good
APPEAL:                           Average                                           Good
AMENITIES:
  Unit Amenities                       Attach. Garage          Vaulted Ceiling            Attach. Garage           Vaulted Ceiling
                                    X  Balcony                                        X   Balcony
                                       Fireplace                                          Fireplace
                                    X  Cable TV Ready                                 X   Cable TV Ready
  Project Amenities                 X  Swimming Pool                                  X   Swimming Pool
                                       Spa/Jacuzzi         X   Car Wash                   Spa/Jacuzzi              Car Wash
                                       Basketball Court    X   BBQ Equipment          X   Basketball Court         BBQ Equipment
                                       Volleyball Court        Theater Room           X   Volleyball Court         Theater Room
                                    X  Sand Volley Ball    X   Meeting Hall               Sand Volley Ball         Meeting Hall
                                       Tennis Court            Secured Parking            Tennis Court             Secured Parking
                                       Racquet Ball        X   Laundry Room               Racquet Ball         X   Laundry Room
                                       Jogging Track       X   Business Office            Jogging Track        X   Business Office
                                    X  Gym Room                                           Gym Room

OCCUPANCY:                        95%                                               95%
LEASING DATA:
  Available Leasing Terms         10 to 12 months                                   12 months
  Concessions                     1 bdrm/den & 2 bdrm/den at reduced rent           Negotiable
  Pet Deposit                     $150 plus $25/month                               $200 plus $15/month
  Utilities Paid by Tenant:         X  Electric                Natural Gas                Electric                 Natural Gas
                                    X  Water               X   Trash                  X   Water                X   Trash
  Confirmation                    May 12, 2003; Eric - Property Manager             May 12 2003; Property Manager
  Telephone Number                (540) 552-1515                                    (540) 552-3122
NOTES:

                                                                                    Slightly Superior
  COMPARISON TO SUBJECT:

                                                    COMPARABLE                                        COMPARABLE
             DESCRIPTION                              R - 2                                              R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Oakbridge Apartments                              Terrace View Apartments
  Management Company              Chase Mgmt.                                       Stonemark
LOCATION:
  Address                         829 Orchard Street                                6800 Terrace View
  City, State                     Blacksburg, VA                                    Blacksburg, VA
  County                          Montgomery                                        Montgomery
  Proximity to Subject            2 miles west of the subject                       2 miles west of subject
  PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          123,490                                           713,920
  Year Built                      1964                                              1975-1992
  Effective Age                   25                                                15
  Building Structure Type         Brick and wood walls; asphalt shingle roof        Brick veneer, shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                              Open
  Number of Units                 198                                               808
  Unit Mix:                             Type                Unit  Qty.    Mo.              Type              Unit   Qty.     Mo.
                                  1  1Bd/1Ba                500    35    $500       1  1Bd/1Ba                600   174    $545
                                  3  2Bd/1Ba                650   159    $600       2  1Bd/1Ba                635    55    $580
                                  4  2Bd/1Ba                660     4    $640       3  2Bd/1Ba                678   332    $640
                                                                                    4  2Bd/1Ba                725    54    $675
                                                                                    5  3Bd/2Ba                862   162    $743
                                                                                    6  3Bd/2Ba                962    31    $813

  Average Unit Size (SF)          624                                               709
  Unit Breakdown:                   Efficiency       0%     2-Bedroom     82%           Efficiency     0%      2-Bedroom    48%
                                    1-Bedroom       18%     3-Bedroom      0%           1-Bedroom     28%      3-Bedroom    24%
CONDITION:                        Good                                              Good
APPEAL:                           Average                                           Good
AMENITIES:
  Unit Amenities                       Attach. Garage          Vaulted Ceiling            Attach. Garage           Vaulted Ceiling
                                       Balcony                                            Balcony              X
                                       Fireplace                                          Fireplace
                                    X  Cable TV Ready                                 X   Cable TV Ready
  Project Amenities                 X  Swimming Pool                                  X   Swimming Pool
                                       Spa/Jacuzzi             Car Wash                   Spa/Jacuzzi              Car Wash
                                    X  Basketball Court        BBQ Equipment          X   Basketball Court         BBQ Equipment
                                    X  Volleyball Court        Theater Room           X   Volleyball Court         Theater Room
                                       Sand Volley Ball        Meeting Hall               Sand Volley Ball         Meeting Hall
                                       Tennis Court            Secured Parking            Tennis Court             Secured Parking
                                       Racquet Ball        X   Laundry Room               Racquet Ball         X   Laundry Room
                                       Jogging Track       X   Business Office            Jogging Track        X   Business Office
                                       Gym Room                                           Gym Room

OCCUPANCY:                        100%                                              95%
LEASING DATA:
  Available Leasing Terms         12 months                                         12 months
  Concessions                     None                                              Reduced rents on vacants
  Pet Deposit                     $200 plus $15/month                               $200 plus $20/month
  Utilities Paid by Tenant:            Electric                Natural Gas                Electric                 Natural Gas
                                    X  Water               X   Trash                  X   Water                X   Trash
  Confirmation                    May 12 2003; Property Manager                     May 12 2003; Property Contact
  Telephone Number                (540) 552-4001                                    (540) 552-2996
  NOTES:

                                  Slightly Inferior                                 Similar
  COMPARISON TO SUBJECT:

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1             COMPARABLE R-2              COMPARABLE R-3

   CHASEWOOD DOWNS          OAKBRIDGE APARTMENTS      TERRACE VIEW APARTMENTS
706 Appalachian Drive        829 Orchard Street          6800 Terrace View
    Blacksburg, VA             Blacksburg, VA              Blacksburg, VA

      [PICTURE]                  [PICTURE]                    [PICTURE]

      [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Brian Johnson, MAI and Jonathan Hackerman provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 -s- Frank Fehribach
                                                 -------------------------
                                                  Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Virginia Temporary Certified General Real
                                             Estate Appraiser #4001 007252

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                             FRANK A. FEHRIBACH, MAI

                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Mr. Fehribach has experience in valuations for resort
                           hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land;
                           regional malls; residential subdivision development;
                           and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                           Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                  University of Texas - Arlington
                             Master of Science - Real Estate
                           University of Dallas
                             Master of Business Administration - Industrial Management
                             Bachelor of Arts - Economics

STATE                      State of Arizona
CERTIFICATIONS               Certified General Real Estate Appraiser, #30828
                           State of Arkansas
                             State Certified General Appraiser, #CG1387N
                           State of Colorado
                             Certified General Appraiser, #CG40000445
                           State of Georgia
                             Certified General Real Property Appraiser, #218487
                           State of Michigan
                             Certified General Appraiser, #1201008081
                           State of Texas
                             Real Estate Salesman License, #407158 (Inactive)
                           State of Texas
                             State Certified General Real Estate Appraiser,
                             #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

PROFESSIONAL               Appraisal Institute, MAI Designated Member
AFFILIATIONS               Candidate Member of the CCIM Institute pursuing
                           Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS               "An Analysis of the Determinants of Industrial
                           Property Valuation," Co-authored with Dr. Ronald C.
                           Rutherford and Dr. Mark Eakin, The Journal of Real
                           Estate Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
WINDSOR HILLS APARTMENTS, BLACKSBURG, VIRGINIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.